ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated May 4, 2010

HSBC USA Inc. Return Optimization Securities with Partial Protection
Linked to the S&P 500® Index due November 30, 2011

Investment Description

These Return Optimization Securities with Partial Protection Linked to the S&P 500® Index are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”), which we refer to as the “Securities”.  The Securities are designed to provide enhanced exposure to the potential positive performance of the S&P 500® Index (the “Index”), up to a “Maximum Gain” of between 13.00% and 15.50% (to be determined on the Trade Date).  If the performance of the Index, as measured by the “Index Return” is greater than zero, at maturity, for each Security, you will receive an amount equal to the sum of (a) the Principal Amount plus (b) the product of (i) the Principal Amount multiplied by (ii) the Index Return multiplied by (iii) the “Participation Rate” of 200%, up to the Maximum Gain.  If the Index Return is between 0% and -10%, inclusive, at maturity, for each Security, you will receive the Principal Amount.  If the Index Return is less than -10%, at maturity, for each Security, you will receive an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index Return is less than -10%.  Investing in the Securities involves significant risks. You may lose up to 90% of your Principal Amount if the Index Return is less than -10%.  The partial principal protection feature applies only if you hold the Securities to maturity.  Any payment on the Securities, including any principal protection feature, is subject to the creditworthiness of HSBC.

Features

❑	Core Investment Opportunity: At maturity, the Securities enhance any positive returns of the Index up to the Maximum Gain while providing an initial cushion from negative Index Returns at maturity.

❑
Partial Protection Feature: If you hold the Securities to maturity, your investment will be protected from the first 10% decline in the Index, subject to the creditworthiness of HSBC, and will have 1-for-1 downside exposure to any negative Index Returns below -10%.

Key Dates[1]

Trade Date	May 25, 2010
Settlement Date	May 28, 2010
Final Valuation Date[2]	November 23, 2011
Maturity Date[2]	November 30, 2011

[1] Expected.  In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.
[2] Subject to postponement in the event of a market disruption event.

Security Offerings

HSBC USA Inc. is offering Return Optimization Securities with Partial Protection Linked to the S&P 500® Index.  In no event will the return on the Securities exceed the Maximum Gain of between 13.00% and 15.50% (to be determined on the Trade Date).  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009, the accompanying underlying supplement no. 1, dated January 8, 2010 and the terms set forth herein.  See “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page US1-1 of the accompanying underlying supplement no. 1 and beginning on page S-3 of the accompanying prospectus supplement for risks related to the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement no. 1, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system.  HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 9 for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.175	$9.825
Total

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to one Security offering linked to the Index identified on the cover page.  The Index described in this free writing prospectus is a reference asset as defined in underlying supplement no. 1 and the prospectus supplement, and the Securities being offered hereby are “notes” for purposes of underlying supplement no. 1 and the prospectus supplement. As a purchaser of a Security, you will acquire an investment instrument linked to the Index.  Although the Security offering relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the Securities.

You should read this document together with the underlying supplement no. 1 dated January 8, 2010, the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the Securities offered hereby are inconsistent with those described in the accompanying underlying supplement no. 1, prospectus supplement or prospectus, the terms described in this free writing prospectus will control.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page US1-1 of the underlying supplement no. 1 and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities.  You are urged to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

HSBC has filed a registration statement (including underlying supplement no. 1, a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read underlying supplement no. 1, the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, HSBC or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Underlying supplement No. 1 dated January 8, 2010: http://www.sec.gov/Archives/edgar/data/83246/000114420410001030/v170879_424b2.htm

♦	Prospectus supplement dated April 9, 2009: www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦	Prospectus dated April 2, 2009: www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to “HSBC”, “we”, “the issuer”, “us” and “our” are to HSBC USA Inc. References to the “underlying supplement no. 1” mean the underlying supplement no. 1 dated January 8, 2010, references to “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC prospectus dated April 2, 2009.

Investor Suitability
The Securities may be suitable for you if:
♦    You seek an investment with a return linked to the performance of the Index and you believe the level of the Index will increase moderately over the term of the Securities - meaning that such an increase is unlikely to exceed, at maturity, the Maximum Gain indicated herein (you will not benefit from any increase in the level of the Index that, when multiplied by the Participation Rate, exceeds the Maximum Gain).  The actual Maximum Gain will be determined on the Trade Date.
♦    You are willing and able to lose 1% of your Principal Amount for every 1% that the Index Return is less than -10% up to a maximum loss of 90% of your Principal Amount.
♦    You are willing to hold the Securities to maturity, a term of 18 months.
♦    You are willing to forgo dividends or other distributions paid on the stocks included in the Index in exchange for (i) enhanced returns subject to the Maximum Gain if the Index appreciates and (ii) partial principal protection if the Index depreciates.
♦    You are willing to make an investment with a capped return equal to the Maximum Gain indicated herein.
♦    You do not seek current income from this investment.
♦    You do not seek an investment for which there is an active secondary market.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the Securities.

The Securities may not be suitable for you if:
♦    You do not seek an investment with a return linked to the performance of the Index or you believe any increase in the level of the Index will be more than moderate over the term of the Securities – meaning that such an increase is likely to exceed the Maximum Gain indicated herein at maturity.
♦    You believe the level of the Index will decrease over the term of the Securities or that any increase in the level of the Index will not be sufficient to provide you with your desired return.
♦    You seek an investment that is 100% principal protected.
♦    You prefer to receive the dividends or other distributions paid on stocks included in the Index.
♦    You are unable or unwilling to hold the Securities to maturity.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page US1-1 of the underlying supplement no. 1 and beginning on page S-3 of the accompanying prospectus supplement.

Indicative Terms

Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per Security
Term	18 months
Index	S&P 500® Index
Payment at Maturity (per $10 Security)
You will receive a cash payment at maturity linked to the performance of the Index during the term of the Securities.
If the Index Return is greater than zero, at maturity, you will receive an amount equal to the lesser of:

(A) $10 + ($10 × Index Return × Participation Rate) and
(B) $10 + ($10 × Maximum Gain).

If the Index Return is between 0% and -10%, inclusive, at maturity, you will receive the $10 Principal Amount[2].
If the Index Return is less than -10%, at maturity you will receive an amount calculated as follows:

$10 + [$10 × (Index Return + 10%)]

In this case you will lose up to 90% of your Principal Amount.

Participation Rate	200.00%
Maximum Gain	Between 13.00% and 15.50%. The actual Maximum Gain will be determined on the Trade Date.
Index Return	Index Ending Level – Index Starting Level
Index Starting Level
Index Starting Level	The Closing Level on the Trade Date.
Index Ending Level	The Closing Level on the Final Valuation Date.
Closing Level
The Closing Level on any scheduled trading day will be the Closing Level of the Index on such scheduled trading day as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>”or any successor page on Bloomberg Professional® service or any successor service as applicable.

CUSIP / ISIN	40432R401 / US40432R4011
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the Securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the Securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Determining Payment at Maturity

As such, you could lose up to 90% of the Principal Amount of your Securities depending on how much the level of the Index decreases over the term of the Securities.

1 HSBC is rated A1 by Moody’s Investors Service, Inc., AA- by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC and is not a recommendation to buy, sell or hold the securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating.

2 Partial principal protection is provided by HSBC and therefore, is dependent on the ability of HSBC to satisfy its obligations as they come due.

What are the tax consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.  The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Securities), more than 5% of any entity included in the Index. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, HSBC’s special U.S. tax counsel in this transaction is Sidley Austin LLP.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the Securities in accordance with this approach.  Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes.  See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled forward or other executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above.  For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Security prior to the receipt of payments with respect to the Security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Security could be subject to U.S. withholding tax in respect of a Security. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S.  federal income tax treatment of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to its Index Starting Level. We cannot predict the Index Ending Level on the Final Valuation Date or the Closing Level of the Index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $10.00 Principal Amount of Securities on a hypothetical offering of the Securities.

The following scenario analysis and examples assume an Index Starting Level of 1,200.00 and a Maximum Gain of 14.25% (the midpoint of the expected range of 13.00% to 15.50%, the actual Maximum Gain will be determined on the Trade Date), and reflect the Participation Rate of 200%.

Example 1 — The level of the Index increases from an Index Starting Level of 1,200.00 to an Index Ending Level of 1,260.00. The Index Return is calculated as follows:

(1,260.00 - 1,200.00) / 1,200.00 = 5.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Participation Rate), and

(B) $10.00 + ($10.00 × Maximum Gain)

= the lesser of (A) $10.00 + ($10.00 × 5.00% × 200%) and (B) $10.00 + ($10.00 × 14.25%)
= the lesser of (A) $10.00 + ($10.00 × 10.00%) and (B) $10.00 + ($10.00 × 14.25%)
=$10.00 + ($10.00 × 10.00%)
=$10.00 + $1.00
   =$11.00

Because the Index Return of 5.00% multiplied by the Participation Rate is less than the hypothetical Maximum Gain of 14.25%, for each $10.00 Principal Amount of Securities, you will receive $11.00.

Example 2 — The level of the Index increases from an Index Starting Level of 1,200.00 to an Index Ending Level of 1,320.00. The Index Return is calculated as follows:

(1,320.00 - 1,200.00) / 1,200.00 = 10.00%

Because the Index Return is greater than zero, the Payment at Maturity for each $10.00 Principal Amount of Securities is calculated as the lesser of:

(A) $10.00 + ($10.00 × Index Return × Participation Rate), and

(B) $10.00 + ($10.00 × Maximum Gain)

= the lesser of (A) $10.00 + ($10.00 × 10.00% × 200%) and (B) $10.00 + ($10.00 × 14.25%)
= the lesser of (A) $10.00 + ($10.00 × 20.00%) and (B) $10.00 + ($10.00 × 14.25%)
=$10.00 + ($10.00 × 14.25%)
=$10.00 + $1.43
   =$11.43

Because the Index Return of 10.00% multiplied by the Participation Rate is greater than the hypothetical Maximum Gain of 14.25%, for each $10.00 Principal Amount of Securities, you will receive $14.25, the maximum payment on the Securities.

Example 3 — The level of the Index decreases from an Index Starting Level of 1,200.00 to an Index Ending Level of 1,140.00. The Index Return is calculated as follows:

(1,140.00 - 1,200.00) / 1,200.00 = -5.00%

Because the Index Returns between 0% and -10%, inclusive, at maturity, for each $10.00 Principal Amount of Securities, you will receive the $10.00 Principal Amount (a zero return).

Example 4 — The level of the Index decreases from an Index Starting Level of 1,200.00 to an Index Ending Level of 960.00.  The Index Return is calculated as follows:

(960.00 - 1,200.00) / 1,200.00 = -20.00%

Because the Index Return is less than -10%, at maturity, for each $10.00 Principal Amount of Securities you will receive an amount equal to the Principal Amount reduced by 1% for every 1% by which the Index Return is less than -10%, and the Payment at Maturity is calculated as follows:

  $10.00 + [$10.00 × (Index Return + 10.00%)]
=$10.00 + [$10.00 × (-20.00% + 10.00%)]
=$10.00 + [$10.00 × -10.00%]
=$10.00 - $1.00
=$9.00

Scenario Analysis – hypothetical Payment at Maturity for each $10.00 Principal Amount of Securities

Hypothetical Index Ending Level	Hypothetical Index Return	Participation Rate	Hypothetical Return on Securities	Hypothetical Payment at Maturity
2,400.00	100.00%	200%	14.25%	$11.43
2,280.00	90.00%	200%	14.25%	$11.43
2,160.00	80.00%	200%	14.25%	$11.43
2,040.00	70.00%	200%	14.25%	$11.43
1,920.00	60.00%	200%	14.25%	$11.43
1,800.00	50.00%	200%	14.25%	$11.43
1,680.00	40.00%	200%	14.25%	$11.43
1,560.00	30.00%	200%	14.25%	$11.43
1,440.00	20.00%	200%	14.25%	$11.43
1,320.00	10.00%	200%	14.25%	$11.43
1,285.50	7.125%	200%	14.25%	$11.43
1,260.00	5.00%	200%	10.00%	$11.00
1,230.00	2.50%	200%	5.00%	$10.50
1,200.00	0.00%	N/A	0.00%	$10.00
1,170.00	-2.50%	N/A	0.00%	$10.00
1,140.00	-5.00%	N/A	0.00%	$10.00
1,080.00	-10.00%	N/A	0.00%	$10.00
1,020.00	-15.00%	N/A	-5.00%	$9.50
960.00	-20.00%	N/A	-10.00%	$9.00
840.00	-30.00%	N/A	-20.00%	$8.00
720.00	-40.00%	N/A	-30.00%	$7.00
600.00	-50.00%	N/A	-40.00%	$6.00
480.00	-60.00%	N/A	-50.00%	$5.00
360.00	-70.00%	N/A	-60.00%	$4.00
240.00	-80.00%	N/A	-70.00%	$3.00
120.00	-90.00%	N/A	-80.00%	$2.00
0.00	-100.00%	N/A	-90.00%	$1.00

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦
The Securities are Not Fully Principal Protected and You May Lose Up to 90% of Your Investment: The Securities differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Securities if the Index Return is less than -10%.  In that event, you will lose 1% of the original Principal Amount for each percentage point that the Index Return is below -10%.  Accordingly, you may lose up to 90% of your investment in the Securities.

♦
Partial Principal Protection Only Applies if You Hold the Securities to Maturity: You should be willing to hold your Securities to maturity.  The partial principal protection feature only applies if you hold your Securities to maturity.  The Securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your Securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the Principal Amount of the Securities, even in cases where the level of the Index has increased since the Trade Date.

♦
Maximum Gain: You will not participate in any increase in the level of the Index (as magnified by the Participation Rate) beyond the Maximum Gain that will be between 13.00% and 15.50% (to be determined on the Trade Date). YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE MAXIMUM GAIN.

♦
The Securities are Subject to the Credit Risk of the Issuer: The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive amount owed to you under the terms of the Securities.

♦
The Securities Lack Liquidity:  The Securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the Securities, which will exclude any fees or commissions you paid when you purchased the Securities and therefore will generally be lower than the price you paid when you purchased the Securities.

♦
No Periodic Interest, Dividend Payments or Voting Rights: As a holder of the Securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions, or have any other rights that holders of the stocks underlying the Index would have.

♦
Price Prior to Maturity: The market price of the Securities will be influenced by many factors including the level of the Index, volatilities, dividends, the time remaining to maturity of the Securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price: Trading or transactions by HSBC or its affiliates in the stocks comprising the Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index or the Index itself, may adversely affect the market value of the stocks comprising the Index and the level of the Index, and, therefore, the market value of your Securities.

♦
Impact of Fees on Secondary Market Prices: Generally, the price of the Securities in the secondary market, if any, is likely to be lower than the initial offering price since the issue price includes and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦
Potential Conflict of Interest: HSBC and its affiliates may engage in business with the issuers of the stocks comprising the Index, which may present a conflict between the obligations of HSBC and you, as a holder of the Securities.  The Calculation Agent, who is the issuer of the Securities, will determine the Payment at Maturity based on the observed Index Ending Level.  The Calculation Agent can postpone the determination of the Index Ending Level or the Maturity Date if a market disruption event occurs and is continuing on the Final Valuation Date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC: HSBC, UBS Financial Services Inc., or any of their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time.  Any such research, opinions or recommendations could affect the price of the stocks included in the Index or the level of the Index, and therefore, the market value of the Securities.

♦
The Securities are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction: The Securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities.

♦
Uncertain Tax Treatment: There is no direct legal authority as to the proper tax treatment of the Securities, and therefore significant aspects of the tax treatment of the Securities are uncertain, as to both the timing and character of any inclusion in income in respect of the Securities.  Under one reasonable approach, the Securities should be treated as pre-paid forward or other executory contracts with respect to the Index.  HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the Securities in accordance with this approach.  Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled forward or other executory contracts.  Because of the uncertainty regarding the tax treatment of the Securities, we urge you to consult your tax adviser as to the tax consequences of your investment in a Security.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Security prior to the receipt of payments with respect to the Security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Security could be subject to U.S. withholding tax in respect of a Security. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities. For a more complete discussion of the U.S. federal income tax consequences of your investment in a Security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

The S&P 500® Index

Description of the Index

The index is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  Ten main groups of companies comprise the index with the approximate percentage of the market capitalization of the index included in each group as of May 3, 2010 indicated in parentheses: Consumer Discretionary (10.63%), Consumer Staples (10.83%), Energy (11.14%), Financials (16.56%), Health Care (11.47%), Industrials (10.85%), Information Technology (18.92%), Materials (3.41%), Telecommunication Services (2.72%), and Utilities (3.48%).

For more information about the index, see “The S&P 500® Index” on page US1-4 of the accompanying underlying supplement no. 1.

Historical Performance of the Index

The following graph sets forth the historical performance of the index based on the daily historical closing prices from May 3, 2000 to May 3, 2010 as reported on Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical levels of the index should not be taken as an indication of future performance.

The Closing Level of the Index on May 3, 2010 was 1,202.26.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the SPX closing level on the Final Valuation Date.

Events of Default and Acceleration

If the Securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Index Return.  If a market disruption event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will be the fifth business day following the postponed accelerated Final Valuation Date.

If the Securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Securities from us for distribution to UBS Financial Services Inc. (the “Agent”). We will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so.  We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.